Exhibit 99.1

CV Sciences, Inc. Acquires Cultured Foods To Enter Plant-Based Food Market
Opening Door For European Distribution

San Diego, CA – December 12, 2023 (PR NEWSWIRE) - CV Sciences, Inc. (OTCQB:CVSI) (the “Company”, “CV Sciences”, “our”, “us” or “we”), a preeminent consumer wellness company specializing in hemp extracts and other proven science-backed, natural ingredients and products, today announced that it has consummated its purchase of Cultured Foods, a leading manufacturer and distributor of alternative plant-based vegan foods. Cultured Foods produces a variety of curated plant-based products, currently sold in 15 different European countries, with its base of operations in Warsaw, Poland. The acquisition creates opportunity for importation of these specialty foods to the US and establishes a European base of operations for the sale and distribution of +PlusCBD products, opening doors to numerous new retail and distributor partners. In addition, it helps accelerate CV Sciences transition to a more diverse global health and wellness company. The acquisition was structured as an equity purchase, where the Company will operate Cultured Foods as its wholly-owned subsidiary.

“We are thrilled that Cultured Foods and all of its employees are joining CV Sciences as a first key milestone to transition to a global health and wellness company. The acquisition synergies will allow us to leverage our key assets including U.S. distribution and B2B expertise to drive long-term growth and shareholder value. Our immediate plan is to leverage our B2B distribution network and bring convenient and sustainable plant-based foods into the US natural product channel while working with Cultured Foods to grow their business in the European market. The global vegan food market is expected to grow 5 times by 2030 with millennials and flexitarians as the driving force behind soaring vegan food sales,” said Joseph Dowling, Chief Executive Officer of CV Sciences. “In addition, we plan to leverage the Cultured Foods infrastructure to introduce select products from our flagship brand PlusCBD™ across all of Europe as laws allow, providing for significant expansion and opportunity to grow our company mindshare.”

The total consideration for the acquisition of Cultured Foods is up to $535,000, consisting of (i) a cash payment made at the closing of $175,000 (the “Closing Payment”), (ii) the delivery at the closing of 7,074,270 shares of CV Sciences’ common stock, having a value of $250,000 as priced at the three (3) day Volume Weighted Average Price (VWAP) of CV Sciences’ common stock, and (ii) the potential payment of up to $110,000 in the form of an earn-out if the business of Cultured Foods meets certain performance thresholds during the first year subsequent to the closing. The Closing Payment was subject to adjustment based on certain working capital calculations and the subtraction of certain indebtedness of Cultured Foods at the closing.

Following the closing, Cultured Foods’ founder, Ms. Barbara McWhorter, will continue as general manager of the European manufacturing and distribution business. The acquisition is expected to be accretive in its first year and contribute to scaling economics thereafter. On December 11, 2023, CV Sciences, Inc. filed a Current Report on Form 8-K which includes a description of the material terms of the transaction. Investors are encouraged to read such filing in its entirety.

About CV Sciences, Inc.

CV Sciences, Inc. (OTCQB:CVSI) is a consumer wellness company specializing in nutraceuticals and plant-based foods. The Company’s hemp extracts and other proven, science-backed, natural ingredients and products are sold through a range of sales channels from B2B to B2C. The Company's PlusCBD™ branded products are sold at select retail locations throughout the U.S. and are the top-selling brands of hemp extracts in the natural products market, according to SPINS, the leading provider of syndicated data and insights for the natural, organic and specialty products industry. With a commitment to science, PlusCBD™ product benefits in healthy people are supported by human clinical research data, in addition to three published clinical case studies available on PubMed.gov. PlusCBD™ was the first hemp extract supplement brand to invest in the scientific evidence necessary to receive self-affirmed Generally Recognized as Safe (GRAS) status. The Company’s plant-based food products are sold under the Cultured Foods brand. CV Sciences, Inc. has primary offices and facilities in San Diego, California, and Warsaw, Poland. The Company also operates a drug development program focused on developing and commercializing CBD-based novel therapeutics. Additional information is available from OTCMarkets.com or by visiting www.cvsciences.com.

Contact Information

ir@cvsciences.com